Plug Power Inc. Company ▲	PLUG Ticker ▲	Q4 2009 Earnings Call Event Type ▲	Mar 15, 2010 Date ▲

MANAGEMENT DISCUSSION SECTION

Operator:  Greetings, and welcome to the 2009 Fourth Quarter Year-End Earnings Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions]. As a reminder this conference is being recorded.

It is now my pleasure to introduce your host, Cathy Yudzevich, Manager of Investor Relations for Plug Power. Thank you, Ms. Yudzevich, you may begin.

Cathy Yudzevich, Investor Relations

Good morning. Thank you for joining Plug Power to discuss our 2009 fourth quarter and year-end results. Andy Marsh, CEO; and Gerry Anderson, CFO, will be on this call today. This call will also be archived on our website at plugpower.com in the investor section under presentations.

This conference call will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to expectations regarding revenues, product orders and product shipments for 2010.

These statements are based on current expectations that are subject to certain assumptions, risks and uncertainties, any of which are difficult to predict or beyond our control, and that may cause our actual results to differ materially from the expectations in our forward-looking statements.

These risks include, without limitation, the timing and quantity of orders, shipments and installations of our products, our ability to develop commercially viable energy products. The cost and timing of developing our products, market acceptance of our products and our ability to lower the cost of our products and demonstrate the reliability and other risk and uncertainties discussed under “Item 1A Risk Factors” in Plug Power’s annual report on Form 10-K for the fiscal year-ended on December 31, 2008, as filed with the SEC and in other reports we file from time to time with the SEC. Plug Power does not intend to and undertakes no duty to update any forward-looking statements as a result of new information or future events.

At this time, it is my pleasure to turn the call over to Andy Marsh.

Andy Marsh, President and Chief Executive Officer

Thank you, Cathy. Good morning, everyone, and thank you for joining our call. Last October, Plug Power announced a detailed plan and timeline to profitability. This is more than just an objective, more than a – just a plan, it’s really this team’s commitment to build a profitable enterprise.

With this statement, I’ll start today’s call with a discussion of our 2009 accomplishments. After highlighting these accomplishments, I’d like to reinforce the strength and successes of our material handling and prime power business. Finally, I will discuss our milestones for 2010. When I finish, Gerry Anderson will lead the discussion of our 2009 fourth quarter and full year financial results. We’ll then open up today’s call to questions.

On our path to profitability, Plug Power’s 2009 accomplishments marked some of the most significant achievements in the company’s history. Last year, Plug Power received 784 orders for GenDrive and GenSys systems, a 116% increase from 2008 these orders represent an invoiceable value of $21.3 million. Though order count will always be a market success for a sales organization the orders Plug Power received last year are not nearly as noteworthy as the premier customers who are placing them.

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At the end of last year, our customer base had grown to include Wal-Mart, Sysco, Wegmans, Whole Food, Coca Cola, Federal Express, GENCO, Central Grocers, Nestlé Waters, Bridgestone, United Natural Foods and WTTIL, the tower arm of Tata Teleservices. A true accomplishment, the strength of our customer base reinforces that Plug Power develops the right technology solutions, targets the right fuel cell markets and builds the right commercial relationship.

In 2009 Plug Power broadened the GenDrive product portfolio with the launch of our class-2 standup reach product, a critical accomplishment to promote full fleet conversions. In turn last year Sysco, Federal Express and Wal-Mart joined Central Grocers as customers engaging in full fleet conversion at Greenfield sites. In doing so, these customers will be eliminating battery infrastructure all together for building incumbent technologies in favor of an integrated hydrogen fuel cell solution. Our expanding GenDrive portfolio and customers continue to set Plug Power part as the leader in the fuel cell industry.

2009 also marked the incorporation of our affiliate company, Plug Power Energy India Private Limited. Leveraging our core strength in product development and sales, Plug Power India supports all in-country sales and service activities.

Working closely with contract manufacturer expert SFO Technology (sic) [SFO Technologies] and fuel cell – fueling partner HPCL, Plug Power weaved a tight-knit collaboration to eliminate the transatlantic shipment of GenSys fuel cell systems, streamline manufacturing service processes and reduce material cost by more than 50%, maximizing each partner’s strength this collaboration commitment to quality is evident.

In six months time, we completed our GenSys product for the commercial India market and established a direct sales force reaching all major telecom service providers. This endeavor evidence our commitment to penetrate the Indian telecom market as a leader of cost effective sustainable clean energy solutions. Simply said, these 2009 accomplishments have positioned Plug Power’s material handling and prime power businesses for breakout successes in 2010.

With our path to profitability resting firmly on the foundation of our material handling and prime power businesses, I’d like to take a minute to remind people why we are so excited about these market opportunities. The North American material handling market currently represents a total available market of over $4 billion annually.

Globally this market presents a $10 billion opportunity. With expectations centered in the European market via large international customers, the material handling markets represents a considerable long-term opportunity for GenDrive solutions.

Moreover, our continual commitment to fulfill customer product requirements also leaves open near-term possibilities for GenDrive portfolio expansion. For instance, the market for refrigerated trucks at distribution centers represents another $2 billion opportunity in North America and can be addressed by leveraging our present product platforms.

All said and done Plug Power envisions the GenDrive market opportunity expanding to incorporate power and other devices at distribution centers and other off-road vehicles. Further market opportunities aside, Plug Power’s material handling business offers the value propositions that make sense today.

The payback time is less than two years GenDrive customers increased productivity by 15 to 30%. Operators move more pallets during a shift, trucks run longer at maximum speed and operators refuel units in as little as 60 seconds at compact fueling stations. Without a doubt Plug Power’s GenDrive systems represent the lion’s share of fuel cell units in the material handling industry and with good reasons.

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The quality of our expanded portfolio trumps alternative material handling fuel cell technologies, paired with our strong sales channels and OEM partnerships Plug Power’s material handling business is poised for success in 2010. On our path to profitability, Plug Power cut GenDrive material cost by over 50% in the past 18 months.

Moreover, with more than 650 systems in backlog, material handling business closed 2009 with a significant win at Wal-Mart Calgary. Showcased at the Wal-Mart Green Summit, this success represents our first deployment at a Wal-Mart distribution center exclusively using hydrogen fuel-cell technologies. Having tested and improved our most recent addition to the GenDrive product portfolio, Wal-Mart Calgary’s initial order for 71 unit includes our class-2 stand-up reach product.

Major automotive dealer and manufacturer followed suit this quarter by arranging a competitive bidding process that completely cut a facility, the fuel cell technology.

Plug Power’s competitors include its battery suppliers and two material handling fuel cell companies. With competitive pricing, superior run-time performance and second – 60 seconds refueling, this automotive dealer named Plug Power victor, awarding an initial order for 105 units with an expected long-term conversion of over 300 units, this 105 units actually represented more than $3 million in product and service revenue for Plug Power.

Representative of a typical commercial bidding process, this success confirms GenDrive’s fuel cell systems are gaining mainstream recognition as a mature commercial energy solution. With this recognition, Plug Power continues to forge critical commercial partnerships to bring our energy solution to an expanding customer base.

For instance, Plug Power Raymond Corporation recently executed an agreement to jointly sell and market GenDrive fuel cells and Raymond forklift trucks.

As a precursor to this agreement, the two companies worked together in the fourth quarter with United Natural grocers. The Raymond, Plug and Abel Womack’s team, Abel Womack’s is a Raymond dealer convinced United Natural Foods to purchase 65 GenDrive systems. United Natural Foods also purchased 65 Raymond forklift trucks from Abel Womack.

As the fuel cell industry continues to mature, Plug Power’s ability to seek and execute these critical business relationships will continue to drive purchase orders and sustain Plug Power’s leadership position in the material handling market. Replacing diesel generators at telecom location with little or no great connectivity, our prime power business represents a $4 billion product and service opportunity.

In February 2008, India reported 250 million wireless subscribers, one month later India replaced the United States as the second largest wireless market with over 300 million wireless subscribers. By 2010 India’s government and telecommunication industry suggest as many as 500 million subscribers will join India’s growing wireless industry.

As a result, over 250,000 additional new cell towers will be likely erected over the next three to four years. This growth is particularly evident in smaller cities, towns and villages where power is very unreliable or non-existent and where our prime power product works best. India’s explosive telecom growth and its corresponding diesel consumption establishes the Indian telecom market as a significant business opportunity right for cost effective and sustainable clean energy solution. Plug Power’s GenSys system satisfies the need by offering a fuel cell solution engineered to meet the challenges of a remote environment.

Having reduced material cost by 50% in the last year, the GenSys system is the only demonstrated product in the prime power fuel cell market operating with a reformate stack that tolerates hydrogen levels below 50%.

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Special chemicals and material components in our reformate stack permit the GenSys system to operate on wide variety of hydrocarbon fuels offering greater fuel flexibility compared with other fuel cell alternatives.

Moreover, our GenSys system includes a superior reformer, uniquely capable of eliminating nearly all poisonous carbon monoxides from liquefied petroleum gas to produce the highest quality hydrogen with the fewest fuel impurities. A combination of these technical accomplishments set GenSys systems apart as a prime power solution designed specifically for the remote telecom application.

On our path to profitability, Plug Power started deploying GenSys systems that started last year and we expect to fulfill our 200 unit order by the end of May. Simultaneously, Plug Power is currently negotiating with every major telecom tower company in India.

Last week alone, I had a executive level sales meeting with Indus representing over 130,000 towers, Reliance representing 50,000 towers and Bharti representing 30,000 towers. With the monthly cost of operating diesel generators often exceeding the cost of running space on the tower, service providers are putting tremendous pressure on tower companies to reduce operating expense. With the potential payback time of less than 18 months, the GenSys system can reduce operating expenses by over $500 per month at each site.

As our in-country sales, manufacturing and service collaboration continues to successfully engage in Indian telecom market, Plug Power expects our prime power business to dramatically expand in the next fourth months.

In line with our path to profitability, I would now like to reiterate Plug Power’s 2010 milestone. First, Plug Power will dramatically increase unit shipments for the year, shipping between 2100 and 2300 systems consisting of at least 1100 GenDrive and 1000 GenSys fuel cells. Second, consistent with these shipments, Plug Power will generate between mid 40 and low $50 million in revenue.

Plug Power will achieve a gross margin percentage in the mid-teen. Fourth, Plug Power will set its earnings before interest, taxes, depreciation, amortization and non-cash stock or equity compensation targeted at mid $20 million loss for the year. Fifth, Plug Power will continue net cash use for operating expenses in the range of 25 to $25 million (sic) [25 to $29 million] for the full year.

I will now turn the call over to Gerry Anderson for a discussion of our 2009 fourth quarter and year-end financial results.

Gerry Anderson, Chief Financial Officer

Thank you, Andy and good morning everyone. Following up on some of the Andy’s comments, 2009 was an exceptional year for Plug Power in terms of building momentum in the markets we are focused on. We ended the year with a total backlog of 863 units based on the strength of 786 new unit orders for the full year. Although slightly short of our full year goal of 1000 units, this represents an increase of 67% over the prior year order total. The orders were comprised of 584 GenDrives, 2000 GenSys systems and two GenCore units.

During the fourth quarter, we accepted 204 new GenDrive unit orders and also canceled 100 GenCore units from our backlog. The canceled units were associated with a reseller with whom our distributor agreement had expired by year-end. While we continue to accept orders from this distributor, we believe it was most appropriate to cancel the associated distributor agreement backlog and reflecting the backlog only units where we have accepted purchase orders.

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At year end the total backlog had an estimated invoiceable value of $22.5 million. More importantly, approximately 80% of the units in our year-end backlog are scheduled to be shipped in 2010 and we continue to work to close deals to fill out our deliverable backlog and expectation of meeting our shipment target minimum of 2100 units for the year.

Total shipments for 2009 were 303 units, a 7% improvement over the prior year. Shipment activity did begin to ramp up in the fourth quarter as 86 units with invoiced value of about $2 million where delivered to customers and we continue to see a steady increase in shipment activity thus far in 2010.

Turning to our operating results for the fourth quarter and full year 2009, total revenue for the quarter was 3.9 million comprised of 1.2 million for products and services and 2.7 million for research and development contracts. For the full year, revenue totaled 12.3 million, of which 4.8 million was derived from product and services and 7.5 million from R&D contracts.

Product and service revenue showed a slight increase of 165,000 or 4% over the prior year total. Our reported product and service revenue is largely driven by the amount of deferred revenue that gets realized each quarter. As we have noted in prior calls, we spread product and service revenue over the service period of each system on a straight-line basis.

In past years, the majority of our shipments were GenCore units, which typically had a two-year service period over which we spread the revenue recognition. The majority of our shipments in 2009, 271 of the 303 units shipped, were GenDrive units, which typically have longer contract terms, stretching out our revenue recognition over longer periods. Additionally, revenue for 140 units shipped to Central Grocers is being accounted for under a five-year operating lease to the customer.

Our deferred product revenue was 4.6 million at December 31, 2009, compared to 5.4 million at 2008 year end. As the shorter duration GenCore contracts runoff, our longer duration GenDrive contracts now account for 80% of the deferred revenue balances. We do expect to recognize the remaining deferred balances over future periods as the service contracts on the associated shipments are fulfilled.

Our revenue recognition policies as well as other accounting policies are more fully detailed in our filings with the SEC. We encourage you to review these documents for further explanations of our policies.

We would also note that as the company enters the commercial adoption phase of our GenDrive and GenSys products, as evidenced by our growing backlog of orders from commercial customers and with our associated commitment of resources to selling, marketing and service activities, we expect to cease being considered a development stage enterprise in 2010.

R&D contract revenue at $7.5 million is a decline of 5.8 million or 44% from the prior year total, but is in line with revised guidance that we provided. It is also consistent with our refocusing of the company on efforts to drive commercial sales rather than R&D contract work.

Our total cost of revenue for the fourth quarter of 2009 was 8.4 million and was comprised of 3.7 million from product and service cost of revenue and 4.7 million from cost of R&D contract revenue. For the full year, cost of revenue was 19.7 million, 7.3 million from product and services and 12.4 million from R&D contracts.

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Product and service cost of revenue declined year-over-year by $4.2 million. The decline is attributed primarily to three factors. First, 140 of the units shipped this year were accounted for under a lease arrangement with our customer Central Grocers. Accordingly the assets are on our balance sheet and are being depreciated over their estimated lives rather than charged to cost of goods sold upon shipment. Second, in 2008 as part of our restructuring we took a charge to cost of goods sold in the amount of $2.3 million associated with excess GenCore inventory. And third, higher service cost for our growing installed base were offset by substantial progress in decreasing material cost and related cost of goods sold for new units entering the installed base in 2009.

Our cost of revenue for R&D contracts declined year-over-year by $9.1 million or 42%. This relates to and is consistent with the 44% decline in year-over-year R&D contract revenue we noted earlier in our comments.

In our operating expense categories, research and development expenses, cost incurred for internally funded R&D programs were 3.5 million for the fourth quarter of 2009 and 16.3 million for the full year. This represents a decrease of 18.7 million or 53% from the prior year total and is our lowest total annual spend on R&D since 1998. This reduction is largely due to the rationalization of our business model and the restructurings that took place in 2008.

Our selling, general and administrative expenses for the fourth quarter of 2009 were 3.8 million and 15.4 million for the full year. Year-over-year SG&A expenses declined 12.9 million or 46%. Again, initiatives to rationalize our business model and commit resources according to our opportunities contributed to the dramatic decline in SG&A expenses as well as our total operating expenses, which were under 35 million, our lowest total since 1999.

Our net loss for the quarter ended December 31, 2009 was 12.1 million or $0.09 per share on a basic and diluted basis. And for the full year, our net loss was 40.7 million or $0.32 per share on both a basic and diluted basis. Weighted average shares outstanding for the full year were 129.1 million.

Net cash used in operating activities for the quarter was 8.4 million and 38.2 million for the full year coming in at the low end of our stated target of 38 to $42 million. Our efforts to reduce cost in our operating structure proved successful in 2009 and we continue to focus on ways to be more efficient going forward. As Andy has already noted we have established a lower cash burn target for 2010. It is likely that our greater challenge this year will revolve more around working capital management issues as we stage inventory for shipments and safety stock for installed base service activities.

On December 31, 2009 the company had $62.5 million in cash, cash equivalents, and available for sale securities which equates to $0.48 for every common share outstanding and $60 million in working capital.

In concluding my comments, Plug Power achieved a great deal of success in 2009 in terms of order flow, cash use containment, new product introductions and momentum in our chosen markets, but we realize there is much work left to do to deliver on our 2010 goals. As we continue to drive the business forward in 2010, we also remain focused on the challenges and risks we and the industry must address to achieve long term success and profitability.

As we noted in our path of profitability presentation last year, we must execute in the early adoption commercial markets we have chosen to focus our resources on, we need to drive the readiness of the hydrogen infrastructure to support our growth. We must continue to shorten lead times and new product introductions. We must monitor and evaluate competitive threats to our business and we must continue to drive down the cost to build and service our products. With that said, we remain committed to deliver on the targets and goals we have set out for 2010.

At this time, we would now like to open the call to any questions.

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QUESTION AND ANSWER SECTION

Operator:  Thank you. [Operator Instructions]. Our first question is from Stephen Sanders with Stephens Incorporated. Please proceed with your question.

<Q – Steve Sanders>: Andy, of the four billion, the market opportunity you noted in your comments, what piece of that do you think is addressable with Plug’s current offering?

<A – Andy Marsh>: Actually, Steve that is the number that we work through. That’s addressable with Plug’s current offering. So probably a better terminology is servable, addressable market.

<Q – Steve Sanders>: Okay.

<A – Andy Marsh>: Yeah.

<Q – Steve Sanders>: And then on the 2010 guidance, I think the 21 to 2300 unit shipped, there is obviously a huge pick-up versus 2009. How should we be thinking about the timing of those orders as the year progresses, is it spread fairly even back-end loaded, anything you could provide there would be helpful?

<A – Andy Marsh>: Sure. In material handling market Steve, I already have half the units in backlog for shipments. So, I would expect that by August – July-August timeframe, the units will be in-house that will allow us to meet the deliveries for 2010. For our prime power business, Steve, I expect it’s – that the results you’ll see by the end of the second quarter.

As I mentioned in the call we have negotiations ongoing with three of the largest tower companies in India. One of those three coupled with an additional order from Tata, we feel comfortable will allow us to meet this year’s goals. And I have to say the India telecom market for each of these customers, they are – there is a strong emphasis on reducing operating cost.

When you look at a typical tower situation with Indus, when they are renting space to Bharti, the cost of diesel at site actually exceed for sites which does not have the electrical grid, actually exceeds the cost of renting the tower space. So obviously Indus is under tremendous pressure from their main partners Bharti, Idea, to reduce that operating cost. And just to give you a feel, Indus is actually the third largest user of diesel fuel in India.

So, our message and our proposition is receiving great interest at the highest level of these companies. And that’s why next week I am actually, after being in India last week, I am actually after this call having a few meetings with customers in material handling and then heading back to India to talk to some of the largest service providers and tower operators there. It’s a great opportunity and by the end of June we’ll have those orders in our backlog.

<Q – Steve Sanders>: Great. Thanks for that, that was very helpful. And then for Gerry, given the revenue guidance, to kind of help us with our modeling, when should we expect the transition away from developmental stage accounting to occur.

<A – Gerry Anderson>: Well, we are working to finalize that with our external accountants right now and it really -- we want to do it concurrent with some additional guidance that has come out on revenue recognition for multiple element revenue arrangements. So, my expectation is it’s probably second quarter but we would have it retroactive to January 1 of this year.

<Q – Steve Sanders>: Okay and then last question, I’ll hop back into queue. What was stock comp for the quarter?

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<A – Gerry Anderson>: Stock compensation for the quarter was about 100,000 and for the full year 1.9 million.

<Q – Steve Sanders>: Okay great, thanks guys.

<A – Gerry Anderson>: You’re welcome.

Operator:  Our next question is from Stuart Bush with RBC Capital Markets. Please proceed with your question.

<Q – Stuart Bush>: Yeah good morning guys. I wanted to talk a little bit about what happened in the fourth quarter versus your expectations heading into that quarter? When we were on the Q3 call in early November you reiterated your 1000 order guidance or goal. We got about half way there, you said that several of these potential contracts were pushed into being signed earlier this year, I think we saw one recently. Can you just talk a little bit about what’s happened there – I mean has -versus your expectations at the beginning of the quarter and what customers actually did?

<A – Andy Marsh>: Stuart, the biggest challenge is always the last step in closing deals and I can tell you that on Christmas Eve, if you would have asked me if we were going to reach the 1000 unit order, I would have told you, absolutely Stuart. But customers being customers and always making sure that every issue they have is addressed appropriately, actually we’re looking at other angles and continuing the discussion. And I would say that the speed of buying wasn’t as quick as we expect now and I can say that the major challenge wasn’t in material handling and material handling came in as we expected. The surprise was India and the negotiation with one tower company, which continues today, actually was pushed out. And a good deal of that had to do with a acquisition that they made at the end of the quarter, which changed their capital position. And that was a disappointment for us, but fundamentally it did not change our views on the strength and potential of this business as well as for 2010.

As you probably know Stuart, I come from -- I ran a venture backed company in my previous existence where we had great success. And one of the challenge is, in any business like this that’s starting off the ground is this quarter-by-quarter ability to predict. We’re much better when we take a longer, 12 to 18 months view of the world. Our customers are not on the same quarterly clock we’re on. And when you have that issue in front of you, it is a challenge. What I think is most important is, I look at India, where I went at the end of the fourth quarter I was focusing on one deal, now I am focusing on three or four major deals. When I look at material handling to achieve those 500 unit orders, I probably have about 2500, 3000 units in negotiations. So I am feeling good about the business. I appreciate your question and it’s a legitimate criticism of our performance in the fourth quarter.

<Q – Stuart Bush>: Well. I guess what I really would like to know is, I mean has any of these customers that you thought, are they -- have they all delayed or have some actually fallen off of the pipeline list? I mean let’s – you guys pre-announced in January that a lot of these customers you would expect to have signed early in the year, I think was the language you used, so is that still on track or have some actually decided against?

<A – Andy Marsh>: I would say, Stuart, I cannot think of one significant – one customer who is off the list and more customers actually have been added to the list.

<Q – Stuart Bush>: Okay. And so, are we still expecting that the 200 GenSys systems will ship by March 31 like you’d said?

<A – Andy Marsh>: No, as I said in the presentation, the end of May.

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<Q – Stuart Bush>: End of May. So that’s been pushed back by a couple of months from your original expectations, right?

<A – Andy Marsh>: It was. And that was not a customer issue. It was really our ability to transfer the product technology to our contract manufacturer. And we had a few issues with the supply chain, actually the North American supply chain, not the Indian supply chain. And one supplier in particular that we had put on a great deal of emphasis on to fill the pipeline.

<Q – Stuart Bush>: Well, so then can you just give us some comfort, I mean you’ve got to go from 200 that you’ve got in hand to your goal of shipping a thousand by the end of the year. So, that’s quite a scale up, especially, the supply chain issues will still be there, so what comfort goal which is what I would hope is a conservative number is achievable?

<A – Andy Marsh>: Well, the one supplier Stuart who is the bottleneck and that supplier will have a capability by the end of April to ship equivalent of 40 systems a week. If you do the mathematics by the end of May we’re at 200. There are by that time 30 weeks left in the year, still have the capacity by mid April which can expand throughout the year delivering 1200 units. I think that, that supplier will no longer be an issue.

Our contract manufacturer has the capacity to manufacture 2500 units a year, the second half of the year to ship 700 units. The contract manufacturer would not have an issue with that. We’ve certainly, through this Tata order have become much closer to our supply chain. If you think about it, there is a big difference between putting orders on customer, suppliers, and not putting orders and real orders sometimes expose the strength and weaknesses of the supply chain. But if you look at some of the critical components, the stack from 3M we have no issue in receiving membranes from 3M, we have no issues in receiving plates from Dana. We have the electronic pipeline filled with SFO. Do I think we’ll have issues back and forth every time you start shipping production you’re – you have some challenges, but I certainly think that we’re going through some of the normal ramp up problems, but we’ll overcome them. And I think the supply chain is in shape to do that today.

<Q – Stuart Bush>: Okay and last question is, can you give us an update on where the contract or where your relationship with Ballard stands, wouldn’t that current contract end and what your discussions there are like?

<A – Andy Marsh>: Ballard remains a strong partner in our GenDrive business unit. We use their stacks for GenDrive. We are continuing to use their stacks for GenDrive. I spent a good deal of time with the CEO of Ballard and last week, or a few weeks ago we placed an order for 500 stacks on them and that business relationship is I think important to both companies.

<Q – Stuart Bush>: Okay, thanks.

<A – Andy Marsh>: Okay.

Operator:  Our next question is from Jeff Osborne with Thomas Weisel Partners. Please proceed with your question.

<Q – Jeff Osborne>: Great, good morning. Just wanted to follow up on the development stage question. Trying to get a sense of what the revenue would be this year in the event that that doesn’t go as planned, would it be kind of 30-ish million, just trying to get a sense of an apples-to-apples comparison of 2010 in terms of your unit guidance and potential revenue guidance versus the reported results in 2009?

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<A – Gerry Anderson>: Yeah, Jeff, we actually haven’t tried to go back and look at what the revenue would be in a development stage process because we are very confident that we will get that resolved this year and be able to report revenue on more of a commercial basis. And keep in mind that when we do report that revenue, when we quote the invoiceable value, that typically is made up of both product sales and extended service contracts, so there would be some portion of the invoice that would get deferred over the life of the service contract. And we’ll give more guidance on that as we get further into the year and have a bigger book of business that we can talk about.

<Q – Jeff Osborne>: Okay, make sense. And then the last question is, you threw out a lot of information on the Indian telecom market. Clearly I think the economics support itself, but could you just perhaps give what the revenue potential per cell site is and then with, as you look at Tata on an expansion contract, it sounds like that will be rolling over pretty soon with the original contract. What are the types of negotiations or sticking points that you would have with an expansion?

<A – Andy Marsh>: Sure, Jeff let me try answer -- let me answer the first question that when you look at per site one should think in terms of 18 to $22,000 per site in product revenue and approximately $10 million in service revenue spread over five years. And so each site represents an opportunity somewhere around USD30 million. When in negotiations, certainly anyone who has ever done business in India, product price is always a sticking point and convincing the customer that – to pay more and their desire is to pay less and reduce their capital spend, is always a challenge in the negotiations. I would say in general, our service revenue is less of an issue.

<Q – Jeff Osborne>: Got it. And just so I’m clear, it’s 18 to 22,000 thousand, not million right, product revenue per site?

<A – Andy Marsh>: I wish it was million Jeff...

<Q – Jeff Osborne>: Okay and then 10,000...

<A – Andy Marsh>: I’d be sitting pretty good on this call today, if it was 18 to 22 million per site.

<Q – Jeff Osborne>: Exactly, I just wanted to double check.

<A – Andy Marsh>: Okay.

<Q – Jeff Osborne>: Thanks so much.

Operator:  [Operator Instructions]. Our next question is from Brian Gamble with Simmons & Company. Please proceed with your question.

<Q – Brian Gamble>: Good morning, guys.

<A – Gerry Anderson>: Good morning, Brian.

<A – Andy Marsh>: Good morning, Brian.

<Q – Brian Gamble>: I appreciate all the color on the Indian market, those were – that’s helpful and the guidance. From a growth standpoint it looks great. My question is unfortunately a little bit on the other side the equation, from a delisting standpoint, where do you guys stand? Can you kind of walk through your alternatives, I would hate to see something happen to the listing status to jeopardize your growth prospects going forward?

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<A – Andy Marsh>: Sure, Brian. And again on June 7, 2010 NASDAQ could potentially notify the company that its shares may be delisted from NASDAQ Global Markets. We are aware of that deadline, and we’re assessing what our options are, available with respect to the NASDAQ listing. Some of our options are including but not limited to requesting additional time for compliance, voluntarily delisting from NASDAQ Global Markets and requesting a listing on an alternative NASDAQ exchange.

Additionally, the company is assessing the possibility of seeking shareholder approval of a reverse stock split at the next annual shareholder meeting. And one of the potential effects obviously of a reverse stock split if approved by the shareholders and implemented by the company is that it would typically raise the trading price of the stock to a level that would bring the company into compliance with the NASDAQ minimum bid listing requirement. So, the company will – and we’ll advise investors and shareholders of material developments on this issue and we continue to monitor and address our best course of action.

<Q – Brian Gamble>: What sort of vote from the shareholders is required for a reverse split, and is it different depending on what sort of metrics you put on it, what ratio you decide to use?

<A – Gerry Anderson>: Yeah, it would be a majority vote needed by the shareholders to approve the use of a reverse stock split.

<Q – Brian Gamble>: And then at that meeting that you would potentially have with NASDAQ, do you – is that a meeting that essentially involves you just laying your business case and then deciding what they think your plan for the future entails or is there some other just kind of cursory metric that they look at and say, well did you meet these three things and we’ll move on.

<A – Gerry Anderson>: I think it’s more the latter of sitting down with them, going through what our plans and objectives are to garner compliance and dealing with it that way.

<Q – Brian Gamble>: Okay, I appreciate it and good luck on all the growth prospects for this year.

<A – Gerry Anderson>: Thank you.

<A – Andy Marsh>: Thanks Brian.

Operator:  Our next question is from Harold Weather with Morgan Stanley. Please proceed with your question.

<Q>: Hi Andy, this is Harold from Morgan Stanley. A couple of questions, first, could you also speak something about the GenCore, the home power unit, what the progress is with that?

<A – Andy Marsh>: Sure, Hal, approximately 18 months ago, I spent a good deal of time visiting end customers for both our material handling, our opportunities in India and backup power for telecom applications. At that time the company made determination that investment, continue investment in the backup power market for telecom applications for North America and Europe was not a good use of shareholders’ money for the next three to four years and the main point was how that – what we determined was that the market size was relatively small compared to material handling and prime power and the value proposition was relatively weak. And it was relatively weak because when we judge the marketplace the cost of batteries were a better solution in our opinion for companies looking at four hours of backup in the developed world.

And for companies looking at between four to 12 hours of backup it’s a company’s view today that with the present price required for fuel cell technologies that diesel generators are a better offering. That being said, I can see our cost continue to go down, the hydrogen infrastructure for supporting local distribution as fuel cell site improving over the next four to five years. The company has the technologies and products to still compete in that marketplace but we elect not to put our development and sales resources there today.

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<Q>: That’s fine. I’ve been a shareholder in the company for almost about 10 years plus so I’ve seen all of this and I’m glad to see that we’re finally commercializing some of our good stuff. I’d also like to say in regard to this concept about the stock price that I am absolutely against you doing the reverse.

If you take a look, you could see everybody else who’s done that, who looks like us, has done nothing but create continued shareholder destruction. You guys have plenty of money and it shouldn’t a bigger deal if you deliver on even two-thirds of what you say is happening this year to get the stock price back over a dollar should be a lay up. And I am absolutely floored to think of that happen and absolutely against doing any type of a reverse.

And with that in mind, that’s going to hold back your stock price and you’ve been doing a great job in pushing the proponents of our technologies and now is the time to tell people that we’re going to keep pushing this through because if – you just take a look out there, take a look at our competitors that have done a reverse split. What’s happened to them, who wants to buy this to lose more money. You say, we’re going to make this happen and we’re going to make it happen and your stock is going to be a dollar in six months. What could be – it’s not a big deal. It was over a dollar in this fall when we had a lot less going on. You deliver some of these orders and we’ll be there. Your guys, the idea is to build shareholder value not the opposite, I’m sure you’ll agree with that. Yes?

<A – Andy Marsh>: Hal, I appreciate your comment. It’s certainly a subject that the Board of Directors is giving serious consideration to and the points that you are making certainly are thoughts that are being shared by – to our Board by investment bankers and others. And I am sure that our Board of Directors will make the decision that they believe after the right advise that is in the best interest of all shareholders and one thing that I really appreciate is you would hear shareholders’ views and I hope you have an opportunity to come down to our Annual Shareholders’ meeting.

<Q>: Okay, I’ll do that. I own a lot of stock for a long time and I have had a lot of customers – at Smith Barney, we used to recommend the stock and I have a lot of people in this thing suffering a great deal. And now we’ve been sitting around, being loyal customer, loyal shareholders and waiting for this thing to become real. Now that it’s going to become real don’t squash it with this -- people will not invest in the stock if they believe you are going to do a reverse split.

Take a look at what’s happened to the last couple of guys who’ve done this, your competitors, in the last 60 days. Take a look what’s happened to their stock, it’s gone down 50, 75%, just on this alone. Why do you want to go down that road? I am telling you, nobody cares, if you are trading on the pink sheets, if you deliver on your results that you promise, who cares?

<A>: [inaudible].

<A – Andy Marsh>: Hey Al, this is great, why don’t you call me personally, I’d love to talk to you. Let me give you my cell phone number, it’s 214-450-5424, give me a call, I would love to talk to you in more detail about it.

Operator:  There are no further questions at this time. I would like to turn the floor back over to Mr. Marsh for closing comments.

Andy Marsh, President and Chief Executive Officer

Thank you. Before concluding this call, I’d like to announce that Plug Power’s 2010 annual meeting will be held at the office of Goodwin Procter LLP, The New York Times Building, 620 Eighth Avenue in New York City on May 19 at 10 a.m.

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Finally, I would like to say, Plug Power’s material handling and prime power business represent significant near term and long-term market opportunities. And I have to say that this team believes we have the right technologies, the right market and we are committed to making 2010 a breakout year for the company. So, thank you everyone for your time today.

Operator:  This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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This transcript is used by Plug Power Inc. with permission by CallStreet.